As filed with the Securities and Exchange Commission on November 6, 2017

Registration No. 333-220954

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPDAI Group Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	6199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building G1, No. 999 Dangui Road

Pudong New District, Shanghai 201203

The People’s Republic of China

+86 21 3118-6888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, NY 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Centre, Tower II, 46th Floor 1539 Nanjing West Road Shanghai, the People’s Republic of China +86 21 6193-8200	Shuang Zhao, Esq. Cleary, Gottlieb, Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Causeway Bay, Hong Kong +852 2521-4122

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(2)(3)	Proposed Maximum Offering Price per Share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.00001 per share(1)	97,750,000	$3.80	$371,450,000	$46,245.53

(1)	American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-221209). Each American depositary share represents five Class A ordinary shares.
(2)	Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement, filed on October 30, 2017.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering amended and restated memorandum and articles of association that we have adopted and will become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.4 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4a(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities*	Consideration
Series B Preferred Shares
Lightspeed China Partners I, L.P.	February 13, 2014	106,820,700	US$7.5 million
Lightspeed China Partners I-A, L.P.	February 13, 2014	14,607,900	US$1.0 million
Sequoia Capital 2010 CV Holdco, Ltd.	February 13, 2014	61,071,400	US$4.3 million
Joy Bright Management Limited	February 13, 2014	31,785,700	US$2.2 million

Series C Preferred Shares
Oceanic Team Limited	February 9, 2015	95,497,300	US$19.0 million
SIG China Investments Master Fund III, LLLP	February 9, 2015	90,471,100	US$18.0 million
Oriental Global Group Limited	February 9, 2015	15,078,500	US$3.0 million
Lightspeed China Partners I, L.P.	February 9, 2015	20,633,800	US$4.1 million
Lightspeed China Partners I-A, L.P	February 9, 2015	2,821,700	US$561.4 thousand
Sequoia Capital 2010 CV Holdco, Ltd.	February 9, 2015	10,052,300	US$2.0 million

Ordinary Shares
Officers and employees as a group	From July 1, 2012 to February 1, 2017	Outstanding options to purchase 134,455,800 ordinary shares as of October 30, 2017	Exercise price ranging from US$0.0001 to US$0.320

*	The number of securities has reflected the 100-for-1 share split we effected on October 20, 2017.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

PPDAI GROUP INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, effective upon the completion of this offering

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4†	Second Amended and Restated Shareholders’ Agreement dated as of February 9, 2015 between the Registrant and other parties thereto

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	The Third Amended and Restated Stock Option Plan of the Registrant

10.2†	The 2017 Share Incentive Plan of the Registrant

10.3†	Employment Agreements between the Registrant and its executive officers

10.4†	Indemnification Agreements between the Registrant and its directors and executive officers

10.5†	English translation of the Restated Equity Pledge agreement between Beijing Prosper and the shareholders of Beijing Paipairongxin dated January 23, 2014

10.6†	English translation of the Restated Business Operation Agreement among Beijing Prosper, Beijing Paipairongxin, and the shareholders of Beijing Paipairongxin dated January 23, 2014

10.7†	English translation of the Power of Attorney granted by the shareholders of Beijing Paipairongxin dated January 23, 2014

10.8†	English translation of the Amended and Restated Exclusive Technology Consulting and Service Agreement among Beijing Prosper, Shanghai PPDai, and Beijing Paipairongxin dated February 9, 2015

10.9†	English translation of the Restated Option Agreement among Beijing Prosper, the shareholders of Beijing Paipairongxin, and Beijing Paipairongxin dated January 23, 2014

10.10†	English translation of the Equity Pledge Agreement among Shanghai Guangjian, Beijing Paipairongxin, Beijing Prosper and the shareholders of Beijing Paipairongxin dated June 30, 2017

10.11†	English translation of the Business Operation Agreement among Shanghai Guangjian, Shanghai Shanghu, Beijing Paipairongxin, Beijing Prosper, and the shareholders of Beijing Paipairongxin dated June 30, 2017

10.12†	English translation of the Power of Attorney granted by the shareholders of Beijing Paipairongxin dated June 30, 2017 (included in Exhibit 10.11)

10.13†	English translation of the Exclusive Technology Consulting and Service Agreement among Shanghai Guangjian, Shanghai Shanghu, Beijing Prosper, Shanghai PPDai, and Beijing Paipairongxin dated June 30, 2017

Exhibit Number	Description of Document

10.14†	English translation of the Option Agreement among Shanghai Guangjian, Beijing Prosper, Beijing Paipairongxin and the shareholders of Beijing Paipairongxin dated June 30, 2017

10.15†	Subscription Agreement between the Registrant and Sun Hung Kai & Co. (CP) Limited dated October 30, 2017

21.1†	Principal subsidiaries and consolidated affiliated entities of the Registrant

23.1†	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Grandall Law Firm (Shanghai) (included in Exhibit 99.2)

23.4†	Consent of iResearch Consulting Group

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC law matters

99.3†	Consent of Bing Xiang

99.4†	Consent of Jimmy Y. Lai

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 6, 2017.

PPDAI Group Inc.

By:	/s/ Jun Zhang
Name:	Jun Zhang
Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Zhang Jun Zhang	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 6, 2017

* Tiezheng Li	Director	November 6, 2017

* Honghui Hu	Director	November 6, 2017

* Shaofeng Gu	Director	November 6, 2017

* Ronald Cao	Director	November 6, 2017

* Congliang Li	Director	November 6, 2017

* Neil Nanpeng Shen	Director	November 6, 2017

* Zehui Liu	Director	November 6, 2017

* Qiong Wang	Director	November 6, 2017

/s/ Simon Tak Leung Ho Simon Tak Leung Ho	Chief Financial Officer (Principal Financial and Accounting Officer)	November 6, 2017

*By:	/s/ Jun Zhang
Jun Zhang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of PPDAI Group Inc. has signed this registration statement or amendment thereto in New York on November 6, 2017.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name:	Giselle Manon on behalf of Law Debenture Corporate Services Inc.
Title:	Service of Process Officer